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                                                                    Exhibit 24.2


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Ecogen Inc:


We consent to the incorporation by reference in the registration statement (No. 33-23767) on Form S-8/S-3, registration statements (No. 33-39687, No. 33-50478,
No. 33-70538 and No. 33-80405) on Form S-8 and registration statements (No. 33-87510, No. 33-45975, No. 33-48020, No. 33-71854 and No. 33-58535) on Form
S-3, of Ecogen Inc. of our report dated March 28, 2002, except as to notes 2 and 20 which are as of May 16, 2002 relating to the consolidated balance sheet of Ecogen Inc. and subsidiaries as of October 31, 2001, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows and related financial statement schedule for the year ended October 31, 2001, which report appears in the October 31, 2001 annual report on Form 10-K of Ecogen Inc.

Our report March 28, 2002, except as to notes 2 and 20 which are as of May 16, 2002 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a working capital deficiency, a net capital deficiency and limited liquid resources, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

                                                            The Hermes Group LLP



Princeton, New Jersey
May 21, 2002